EXHIBIT 1

FEC RESOURCES INC. (the “Company”)

MANAGEMENT DISCUSSION AND ANALYSIS

OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(all funds in US dollars unless otherwise stated)

THE FOLLOWING MANAGEMENT DISCUSSION AND ANALYSIS (“MD&A”) IS PROVIDED AS OF MARCH 30, 2023 AND SHOULD BE READ IN CONJUNCTION WITH THE AUDITED FINANCIAL STATEMENTS AND NOTES FOR THE YEAR ENDED DECEMBER 31, 2022. THOSE FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) AS ISSUED BY THE INTERNATIONAL ACCOUNTING STANDARDS BOARD (“IASB”).

Forward-Looking Statements

Certain statements in this MD&A, including statements regarding the Company’s current funds on hand being able to secure the Company for the foreseeable future, and the Company’s ability to raise new money by way of loans or the issuance of new shares to meet its working capital needs and future plans and objectives of the Company are forward-looking information that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from those anticipated in such statements. Material risk factors that could cause actual results to differ materially from the forward-looking information include unforeseen expenses which the Company may incur and which expenses could cause current funds on hand to not be adequate to secure the Company for the foreseeable future, or arrange debt or equity financing if required to meet working capital needs and other risks and uncertainties as disclosed under the heading “Risk Factors” herein.  The Company has assumed that it would not be incurring significant expenses in the short term that would exceed its current funds on hand.  The reader is also cautioned that should Forum Energy Limited (“FEL”) find it necessary to raise capital to fund its current and future business, the Company’s interest in FEL may be diluted because the Company may not have the resources to participate if provided the opportunity to do so.  The reader is also cautioned that assumptions used in the preparation of such information, while considered reasonable by the Company at the time, may prove to be incorrect.The Company has no policy for updating forward-looking information beyond the procedures required under applicable securities laws.

Overall Performance

Forum Energy Limited (“FEL”)

As at December  31, 2022, the Company held 6,117,238 shares (6,117,238 shares at December 31, 2021) representing a 6.80% interest (6.80% at December 31, 2021) of the capital of FEL, a private company, which has participating interests in six (6) oil and gas blocks in the Philippines through various subsidiaries.  FEL’s subsidiaries are Forum Energy Philippines Corporation (“FEPC”), Forum (GSEC 101) Limited (“FGL”), and ForumPH SC72 Holdings, Inc. (“ForumPH”).  FEL and the Company are both ultimately under the control of PXP Energy Corporation (“PXP”) and are therefore affiliates.

On April 14, 2020, FEL completed a fund raising of US$2,500,000 which was achieved by FEL issuing new shares at a price of US$0.30 each.

In advance of FEC’s Rights Offering, PXP paid FEC’s share of FEL’s financing thus allowing FEC to maintain its 6.8% interest in FEL at a cost of approximately $170,111.  On July 31, 2020, the date of the closing of the Company’s Rights Offering, FEC settled this amount by issuing 75,605,066 shares to PXP at a price of $0.00225.

The following information related to PXP or FEL has been provided to us by PXP or FEL, as we do not have direct knowledge of such information.

PXP holds a 79.13% controlling interest in FEL, with 72.33% held directly and 6.80% held indirectly through its 78.39% shareholding of the Company.  FEL is a company incorporated under the laws of England and Wales with focus on the Philippines and has: (a) a 70% operating interest in Service Contract (“SC”) 72 Recto Bank, which covers the Sampaguita natural gas discovery in offshore West Palawan, held through FGL; (b) minority interests in the SC 6 and SC 14 sub-blocks in offshore Northwest Palawan, including a 3.21% interest in the producing Galoc Field, held through FEPC; and (c) a 100% operating interest in SC 40 North Cebu held through FEPC’s 66.67%-held subsidiary, Forum Exploration Inc. (“FEI”).

A summary of FEL’s interests are as follows:

SC Block	% interest	Currently Producing
SC 72 Recto Bank	70%	No
SC 40 North Cebu	66.67%	No
SC 14C-1 Galoc	3.21%	Yes
SC 6A Octon (1)	6.72%	No
SC 6B Bonita	2.45%	No
SC 14A Nido(2)	8.47%	No
SC 14B Matinloc (2)	12.41%	No
SC 14B-1 North Matinloc (2)	19.46%	No
SC 14C-2 West Linapacan	9.10%	No
SC 14D Retention Area (2)	8.16%	No
SC 14 Tara(1)	10%	No

(1) The block was surrendered to the DOE on March 31, 2021, and was approved by the DOE on September 5, 2022. The area will be nominated for a new SC.

(2) A Notice to Surrender of the blocks were issued by Operators Philodrill and AC Energy (for Tara) on February 16, 2021.  This was approved by the DOE on May 18, 2022.

Following is a brief description of the properties of FEL together with production details where appropriate.

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SC 72 Recto Bank

FEL’s principal asset is a 70% participating interest in SC 72 (previously Geophysical Survey and Exploration Contract No. 101 (“GSEC 101”)), a petroleum license located in the Recto Bank, offshore west of Palawan Island, the Philippines. The remaining 30% of SC 72 is owned by Monte Oro Resources & Energy Inc., a company incorporated in the Philippines, who is involved in a joint venture with FEL with respect to SC 72.

On February 15, 2010, the GSEC 101 license was converted to SC 72 and FEL immediately conducted geological and geophysical works to further evaluate the block and to fulfill its commitment to the government. SC 72 covers 8,800 square kilometers, which is 85% of the area covered by GSEC 101.

Exploration in the area began in 1970, and in 1976, gas was discovered in the Sampaguita structure following the drilling of a well. To date, a total of three wells have been drilled at the southwest end of the structure. Two of the wells tested gas at rates warranting further exploration.

In early 2011, FEL acquired 2,202 line-km of 2D seismic, gravity, and magnetic data over SC 72 to further define leads. Also, 565 square kilometers of 3D seismic data were acquired over the Sampaguita Field (the “Sampaguita 3D”). These fulfilled the Consortium’s minimum work obligation under Sub-Phase (“SP”) 1.

Based on a technical evaluation conducted by Weatherford Petroleum Consultants in 2012, the Sampaguita Field is estimated to contain 2.6 trillion cubic feet (TCF) of in-place contingent gas resources and 5.4 TCF of prospective gas resources.

The 2D seismic data were reprocessed in 2013 and were subsequently interpreted, aided by gravity-magnetics data that were interpreted by Fugro and Cosine Ltd. (“Cosine”) in 2012 and 2015, respectively. In 2015, Arex Energy produced a report on the North Bank area, located northwest of the Sampaguita Field, and estimated the prospective resources to be significant enough to continue with exploration of the concession.

Also in October 2018, FEL started the Broadband Pre-Stack Depth Migration (“PSDM”) reprocessing of the Sampaguita 3D seismic data with DownUnder GeoSolutions (“DUG”), a company based in Perth, Australia, as contractor. The reprocessing work was completed in June 2019.

In October 2019, the Philippines’ Department of Foreign Affairs (“DFA”) announced that the Philippines and China had officially convened an Intergovernmental Steering Committee that will supervise projects under the two countries’ joint oil and gas exploration in the West Philippine Sea. The DFA further announced that the Steering Committee held its first meeting in Beijing on October 28, 2019. Under the Memorandum of Understanding (“MOU”), the Steering Committee will create one or more inter-Entrepreneurial Working Groups that will agree on entrepreneurial, technical, and commercial aspects of cooperation on certain areas in the West Philippine Sea. China has appointed China National Offshore Oil Corporation (“CNOOC”) as representative to the Working Group(s). FEL will be the representative to the Working Group that will be created for SC 72.

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On October 16, 2020, FEL received notice from the Philippine Department of Energy (“DOE”) that the force majeure (“FM”) imposed on SC 72 on December 15, 2014 was lifted with immediate effect and that FEL was to resume exploration activities on SC 72.  FEL has 20 months from the date of lifting of the FM to drill two (2) commitment wells.  The total cost of drilling these wells depends on a number of factors, the Company’s management estimates the total work to be between US$70 million and US$100 million. It is important to note that, to date, there has been no announcement of any agreement between FEL and CNOOC in relation to SC 72.

Since then, the 2021 and 2022 Work Program and Budget for SC 72 was approved by the DOE. Preparations for drilling activities, including the purchase of long lead items, requisitions for other materials, and signing up of technical services, were undertaken for the conduct of geophysical and geotechnical surveys, and the drilling of wells Sampaguita 4 and Sampaguita 5 starting second quarter of 2022.

A Technical Services Agreement (“TSA”) with AWT International, a third-party upstream petroleum consultancy company, was signed on June 28, 2021, with a July 01, 2021 effective date. AWT will provide drilling management and manpower support services to FGL to deliver the latter’s two-well commitment in 1H 2022.

On April 6, 2022, FGL as operator under SC 72, received a directive from the DOE to put on hold all exploration activities for SC 72 until such time that the Security, Justice and Peace Coordinating Cluster (“SJPCC”) has issued the necessary clearance to proceed.  On April 11, 2022, as a result of not receiving the necessary clearance, force majeure was once again declared on SC 72.

In June 2022, media outlets reported that the MOU between China and the Philippines had been terminated although media outlets also reported that discussions would continue on joint exploration of SC 72.

On October 11, 2022, the DOE granted FGL the following: (i) the Declaration of Force Majeure for SC 72 from April 6, 2022 until such time as the same is lifted by the DOE, (ii) the inclusion of total expenses incurred as a result of the DOE directive to suspend activities as part of the approved recoverable costs, subject to DOE audit, and (iii) in addition to the period in item (i) above, FGL will be entitled to an extension of the exploration period under SC 72 corresponding to the number of days that the contractors actually spent in preparation for the activities that were suspended by the DOE’s suspension order on April 6, 2022.

On March 20, 2023, the DOE further affirmed that the entire period from October 14, 2020 (when the Force Majeure was lifted) to April 6, 2022 (when the same was re-imposed) will be credited back to SC 72.  Thus, once the Force Majeure is lifted in the future, FGL will have 20 months to drill the two commitment wells, which is equivalent to the remaining term of Sub-Phase 2 of SC 72 prior to October 14, 2020.

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SC 40 North Cebu

A 100% operating interest in SC 40 is held by FEPC’s 66.67% owned subsidiary FEI.

SC 40 is located in the Visayan Basin in the central part of the Philippine Archipelago and covers an area of 340,000 hectares in the northern part of Cebu Island and adjacent offshore areas. It contains the Libertad Gas Field and several prospects and leads.

A land gravity survey was conducted in the municipalities of Daanbantayan and Medellin from April 2 to 27, 2018. A total of 94 gravity stations were acquired at a spacing of 200m to 500m.  The processing and interpretation of the gravity data was carried out in two (2) stages. The first stage is a 3D inverse grid depth modelling which was undertaken by contractor Cosine. This was completed in early 2019. The second stage is a detailed stratigraphic 3D multi-sectional model done in-house by the FEI technical team under Cosine’s quality control supervision.  During this stage, a number of possible carbonate bodies were identified in certain areas of the block.  Delineation of this features required additional data; thus a gravity survey was conducted in the first quarter of 2020.

On November 21, 2019, FEI submitted the WP&B for 2020, which includes the continuation of the Gravity Interpretation – Stage 2, Radioactive Waste Management, and the conduct of a Land Gravity Survey.  This was approved by the DOE on December 2, 2019. The radioactive wastes, which were part of FEI’s wireline logging tools, were safely transported from Daanbantayan, Cebu and turned over to the Philippine Nuclear Research Institute in February 2020. Thereafter, FEI applied for the termination of its Radioactive Materials License. However, one of the conditions for the termination of license is the certification that the facilities are not contaminated. This will require measurement of radioactivity in the site post removal of the radioactive materials.

The 2020 Land Gravity Survey is for the acquisition of gravity data along profiles in parts of the Municipality of Daanbantayan and Bogo City that aims to further delineate the carbonate bodies detected in the said areas by the initial 3D gravity modelling exercise in 2019. The survey began on February 18, 2020, and was completed on March 14, 2020, with a total of 84 stations acquired at intervals of between 300m and 500m. After completing the correction of meter readings, coordinates, and elevations of gravity stations acquired during the survey, FEI forwarded the data to Cosine for data reduction, processing, and interpretation.

The report for the first phase of gravity interpretation was received from Cosine Ltd in early December 2020 and submitted to the DOE in February 2021 after its review by FEI’s technical team.  The data acquired will be incorporated with the results of the previous gravity surveys and will be used to update the current depth model for northern Cebu. The second phase of the study involved depth modeling and identification of gravity prospects and leads.

The results of the gravity modelling Stage 2 was reviewed by Cosine and an initial feedback was received by FEI in Q4 2021. The report was finalized in June 2022 and was submitted to the DOE on July 7, 2022.

In 2019, FEI engaged the services of an operations geologist to prepare the geological program and prospect montage for the Dalingding Prospect, a reefal structure located in onshore Cebu defined by seismic which has the Barili Limestone as the primary target.  A well, Dalingding-1, was drilled by Cophil Exploration in 1996 and was plugged and abandoned as a dry hole with minor gas shows after reaching a total depth of 1,508 ft.  Following FEI’s re-evaluation of the prospect, it was concluded that Dalingding-1 did not reach the Barili target, which is estimated at 1,740 ft, or 232 ft below the well’s total depth.  The current plan is to drill a well down to at least 4,000 ft to penetrate the Barili and secondary targets underneath.

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In June 2022, FEI contracted a drilling consultant to prepare drilling programs and budgets for two wells, one of which will be located in the Dalingding Prospect.

In August 2022, FEI contracted a third-party for the disposal of the Hycalog Rig and ancillary equipment stored in Brgy. Maya, Daanbantayan, Cebu Province. The sale process started on September 13, 2022, of which the highest bid was offered by a Luzon-based company. The pull-out of items started in December 2022.

On December 16, 2022, FEI submitted the SC 40 WP&B for 2023 with a firm program consisting of an Independent Technical Evaluation of the Maya and Dalingding Prospects to be carried out in the first quarter of 2023.

SC 14 C-1 Galoc

Block C-1 Galoc has an area of 164 square kilometers and contains the producing Galoc Oil Field.

On July 12, 2018, Tamarind Galoc Pte Ltd, a subsidiary of Singapore-based Tamarind Resources Pte Ltd (“Tamarind”), acquired Nido Petroleum’s subsidiaries Galoc Production Company WLL (“GPC”) and Nido Production (Galoc) Pte Ltd, giving Tamarind 55.88% equity and operatorship of the Galoc Field.

Gross production for 2020 averaged 1,900 barrels of oil per day (“BOPD”) [2019 – 2,045 BOPD].  FEPC’s share is approximately 48.4 BOPD [2019 – 46 BOPD].  This represents a slight increase of 5.4% associated with the increase in participating interest of FEL in Galoc from 2.28% to 3.21% due to the withdrawal of one of the Consortium members, Galoc Production Company 2 (“GPC 2”) in September 2020 and the distribution of GPC 2’s participating interest of 26.84% to the remaining members on the same month.

On May 7, 2020, GPC informed the DOE of the cessation of operation for Galoc Field starting September 24, 2020. This comes after GPC’s receipt of a Notice of Termination from Rubicon Offshore International (“ROI”), the owner of the floating production storage and offloading (“FPSO”) vessel, Rubicon Intrepid. GPC has also requested approval of the initial drawdown from the fund set-up under the DOE-approved Galoc Abandonment Plan for the implementation of the field suspension plan.  However, in September 2020 the Galoc Joint Venture (“JV”) was able to negotiate with ROI for the sale of the Rubicon Intrepid that allowed Galoc Field to continue to be in production beyond the original cessation schedule of September 24, 2020. Tamarind, which owns GPC, formed a new subsidiary, Philippines Upstream Infrastructure (PUI), to acquire the FPSO from ROI.  GPC and ROI then entered into a Transition Operations and Maintenance (“O&M”) contract to allow the current ROI crew to continue managing FPSO operations during a transition period that will last for about six (6) months.  Finally, GPC entered into an O&M contract with Three60 Energy, an energy services provider, that will take over FPSO operations after the transition period. The contract will be for 24 months.

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On December 23, 2020, GPC resigned as the SC 14C-1 operator effective on that date. On the same day, the JV elected NPG Pty Limited, GPC’s affiliate, to  become the replacement operator.

On February 01, 2021, Three60 Energy formally assumed operational control of the Intrepid FPSO following a transition period with Rubicon Offshore that lasted for 4-1/2 months from September 2020 to January 2021.

From January to December 2021, Galoc Field produced a total of 630,250 bbls, or an average of 1,727 BOPD. Three liftings with a total cargo of 632,000 bbls were delivered in April, July, and November.

Upon the DOE’s request, NPG prepared a new decommissioning plan (“DP”) that will be implemented once Galoc Field reaches its end of life. The June 2021 DP updated the 2016 Abandonment Plan as well as the 2020 Suspension & Abandonment Plan, both of which had already received DOE approval.  The DP was submitted to the DOE on July 30, 2021. It documents the scope and associated cost of final field decommissioning, including the plans for the FPSO, subsea equipment, and production wells.  The decommissioning activity will cost around US$ 24 million, with US$ 9.5 million allocated for FPSO disconnection and subsea equipment abandonment, and US$ 14.5 million for the permanent plugging and abandonment (P&A) of the production wells.  The Galoc Field is forecasted to remain viable to operate even beyond the expiry date of SC 14C-1 in December 2025.

From January 1 to December 31, 2022, the Galoc Field produced a total of 565,084 barrels, or an average of 1,549 BOPD. Three (3) liftings with a total cargo of 479,955 bbls were delivered in February, June, and October 2022. Cumulative production from October 8, 2008 to December 31, 2022 stood at 23.98 million barrels of oil (MMbbls).  For 2023, three (3) liftings are anticipated with a parcel size per lifting of 170,000 barrels +/- 10%.

SC 6A Octon

SC 6A Octon covers an area of 1,080 square kilometers and contains the Octon Field.

In 2018, The Philodrill Corporation (“Philodrill”) completed the seismic interpretation/mapping work on the northern sector of the block using the PSDM 3D volume. The evaluation focused on the Malajon, Salvacion, and Saddle Rock prospects.  The Malajon and Saddle Rock closures were previously tested by wells which encountered good oil shows in the Galoc Clastic Unit (“GCU”) interval.  However, no drill stem tests were conducted in this interval due to operational constraints.

The 2019 work program included the completion of seismic attribute analysis of the North Block of SC 6A to characterize the target reservoirs and determine their distribution in terms of porosity, thickness, and lithology.

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For 2020, the DOE approved a work program which consists of G&G studies in support of establishing a final well location and well design to test the hydrocarbon potential of the Malajon-Salvacion-Saddle Rock anticlinorium, and the continuation of G&G work to identify additional resources at the Octon South structure and other opportunities immediately around the Octon Field to support its development.

In June 2020, LMKR, a private petroleum technology company based in Dubai, completed a pilot study on the Malajon area using 3D seismic and well data. The study shows the Malajon structure having a good potential and thus requires further detailed analysis. LMKR is also able to identify four (4) sand packages within the GCU after generating several elastic properties (P-impedance, Vp/Vs, etc.).

A Quantitative Interpretation (“QI”) study was approved by the JV aimed at generating pay probability maps and identifying prospective zones that could be targets for any future wells. It also includes detailed attribute analysis as several channelized sands within the GCU have been identified during the pilot study. An amended WP&B for 2020 to cover this additional study was approved by the DOE in July 2020.  The LMKR report was submitted to the DOE in July 2021.

The current term of SC 6A is set to expire on February 28, 2024, which gives the JV limited time to drill an exploratory well and to develop a field in case of a discovery. In view of this, the Consortium decided to surrender the contract effective March 31, 2021 and, upon its approval by the DOE, apply for a new contract under the Philippine Conventional Energy Contracting Program (PCECP) on area nomination.  The surrender of the SC was approved by the DOE on September 5, 2022. Philodrill and the partners are currently preparing the documents for the application for a new SC. PXP and FEL will each have a participating interest of 6.72% in the new SC after accepting their pro rata share of the participating interests of two oil companies that decided not to participate in the SC application.

SC 6B Bonita

SC 6B Bonita covers an area of 567 square kilometers and contains the Bonita discovery.

An in-house evaluation completed by Operator Philodrill in early 2016 shows the East Cadlao Prospect has marginal resources which cannot be developed on a “stand-alone” basis. However, it remains prospective being near the Cadlao Field, which lies outside SC 6B.  In view of this, the JV has requested for the reconfiguration of SC 6B to append the Cadlao Field for possible joint development in the future.  On March 14, 2018, the DOE approved the annexation of Cadlao Block to SC 6B.

The Cadlao Field was discovered in 1977 and produced about 11 million barrels (“MMbbls”) of oil from two (2) subsea production wells from 1981-1991. It has estimated recoverable reserves of 3.7 MMbbls (1P) and 5.7 MMbbls (2P) based on GCA (2012).  The East Cadlao has estimated recoverable resources of 1.48 MMbbls (P10) and 1.17 MMbbls (P50) based on Philodrill’s 2016  report.

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On October 17, 2019, the FIA, Deed of Assignment, and transfer of operatorship from Philodrill to Manta Oil Company Ltd. (“Manta”) were approved conditionally by the DOE, requiring Manta to submit additional financial documents.  Under the FIA, Manta will carry the JV up to First Oil to earn 70% interest. FEL’s interest will be reduced to 2.4546% from 8.182% upon completion of the farm-in.

On December 6, 2021, Manta withdrew as Operator and Contractor in SC 6B as it was unable to fulfill its farm-in commitment to submit a Plan of Development (POD) for the Cadlao Field before the end of 2021. Following Manta’s withdrawal, its 70% interest was reassigned to the JV partners and the operatorship reverted to Philodrill. The SC 6B JV later agreed to appoint Nido Petroleum Philippines Pty Ltd (“Nido”) as the Technical Operator to carry out the technical work, which includes the redevelopment of the Cadlao Field.

Nido subsequently submitted a farm-in proposal to the JV to increase its participating interest in the Service Contract from 9.09% to 72.727% and take over the operatorship of the Service Contract.  Under the farm-in, Nido will fund 100% of the drilling, extended well test, and subsequent development of the Cadlao Field in return for the additional 63.637% Participating Interest.  A farm-in agreement was later executed on February 11, 2022, with FEPC’s interest being reduced to 2.4546% from 8.182% in exchange for the said carry in Cadlao’s development costs.

Nido proposes a two-phase re-development consisting of Phase 1: A 3 to 9-month Extended Well Test (EWT) using a new single deviated well (Cadlao-4), a mobile offshore production unit (MOPU), and either a floating storage and offloading (FSO) vessel or a shuttle tanker; and Phase 2: Further development of the EWT well and additional wells potentially substituting the MOPU for a small wellhead platform (WHP) and storage barge.

The Deed of Assignment of Participating Interest to Nido and the revised 2022 WP&B were submitted to the DOE on April 11, 2022. The WP&B includes the drilling of Cadlao-4 by the 4th Quarter of 2022 at the earliest, to be followed by an EWT. The spud date of the well, however, will be dependent on final contracting, including rig and FSO unit availability.

The DOE approved the WP&B on May 26, 2022, while the Deed of Assignment of participating interest and transfer of operatorship to Nido was approved on December 19, 2022.

SC 14A [Nido], SC 14B [Matinloc] & SC 14B-1 [N. Matinloc]

Production in the Nido and Matinloc Fields was terminated permanently on March 13, 2019, after producing 22,173 barrels (“bbls”) of oil from January to March 2019. The Nido Field accounted for 93.06% of the total while Matinloc Field contributed the remaining 6.94%.  Shell Philippines was the sole buyer for the crude during the period.

Nido started oil production in 1979 while Matinloc was put in place in 1982. The final inception-to-date production figures for the two fields are: 18,917,434 bbls for Nido and 12,582,585 bbls for Matinloc.  The North Matinloc Field, which was in production from 1988 to 2017 produced a total of 649,765 bbls of oil.  The total production for the three (3) fields is 32,149,784 barrels.

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Seven (7) production wells in Nido (3 out of 5), Matinloc (3), and North Matinloc (1) were successfully P&A from April to May 2019. The P&A of the two remaining Nido wells, A1 and A2, were only partially abandoned due to difficulties encountered during operations.

Following the suspension of field operations and the P&A of most of the wells in March 2019, Philodrill conducted the stripping and disposal of equipment and materials aboard the production platforms from June to October 2019.  In December 2019, all production platforms were turned over to the DOE.  On June 26, 2020, a Deed of Donation and Acceptance was signed by the DOE with the Department of National Defense to formalize the transfer of ownership of the Nido and Matinloc platforms to the Armed Forces of the Philippines, which will now use the platforms for defense purposes.

The P&A of the remaining Nido production wells, A-1 and A-2 wells was completed on October 5, 2020.  This was originally scheduled in April 2020 but had to be deferred due to COVID 19-related health and travel restrictions.

With the completion of P&A of all production wells, a Notice to Surrender the SC 14A, 14B, 14B-1, Tara, and SC 14D blocks was sent to the DOE on February 16, 2021.  This was approved by the DOE on May 18, 2022.

SC 14C-2 West Linapacan

Block C-2 has an area of 176.5 square kilometers and contains the West Linapacan “A” and “B” structures. The Consortium headed by Philodrill continues with its evaluation of the viability of redeveloping the West Linapacan “A” Field, which was discovered in 1990 and produced over 8 MMBO from 1992 before being shut-in in 1996.

In 2018, Philodrill completed the mapping and interpretation work on the 3D seismic data that was reprocessed in 2014. The study focused on the West Linapacan “B” structure, which was drilled in 1991.  The JV is studying options to develop the field.

In 2019, Desert Rose Petroleum Limited (“DRPL”) expressed interest to re-develop the West Linapacan “A” Field through a farm-in process and through the purchase of participating interests from companies that are willing to divest.  For the farming-out companies, DRPL will shoulder the cost of redevelopment of West Linapacan “A” Field up to First Oil. In return, the companies will further assign 75% of their remaining interest to the farminee, leaving them with a combined interest of 5%.

By the end of March 2021, the relevant closing conditions, which include regulatory approval in the Sale and Purchase Agreement (SPA) and the Farm-out Agreement (FOA) were not yet completed. The process of finalizing the documents, including the Deed of Assignment (DOA) arising out of the SPA and FOA, was severely delayed by the COVID-19 situation. DRPL was previously given until March 31, 2021, to finalize the agreements but it has requested an extension until June 30, 2021.  DRPL eventually decided not to pursue its farm-in plans for the block. As a result of DRPL’s exit, Philodrill re-assumed the block’s operatorship and FEPC’s participating interest in the block returned to its pre farm-in interest of 9.103%.

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In 2019, the SC 14C-2 and SC 74 Consortia conducted joint Rock Physics and QI studies over the West Linapacan and Linapacan areas using existing 3D seismic and well data. The initial phase of the study was carried out and completed by Ikon in October 2019. Only the SC 74 JV, however, decided to proceed with the second phase of the QI Study.

In September 2021, the JV commenced a technical study on the West Linapacan “B” Field that focuses on a review of available geologic and well data, digitization of well logs, reservoir modeling, and fracture analysis, to be followed by resource estimation.  The Phase 1 of the study was completed in November 2021 with preliminary results indicating a stand-alone development for the West Linapacan “B” Field would not be economically viable. Philodrill continued with the Phase 2 of the study which comprises the formulation of an appraisal/conceptual development and scoping economics involving the West Linapacan “A” and “B” Fields.  The results indicate a joint development of the fields is feasible provided certain conditions related to recoverable reserves, development costs, production rates, and oil price are met.

On October 20, 2022, Nido Petroleum, a current member of the SC 14C-2 Consortium, submitted a proposal to drill a well and to conduct an EWT on West Linapacan “A” in 2023 in exchange for acquiring an additional 62.721% of the Filipino Partners’ current participating interest. On October 28, 2022, the Filipino partners submitted a counter-proposal related to sharing in the proceeds during production, which is now under Nido’s consideration.

FEL Objectives and Strategy

The core objective of FEL is to maximize the potential of its investments and its current licences to generate income, whilst at the same time continuing to reduce administrative expenses.

FEL plans to achieve this by:

•	Development of SC 72
•	Continued review of exploration blocks to identify potential drilling targets
•	Continued review of administrative expenses

For further details regarding FEL, see its 2021 financial statement package at https://find-and-update.company-information.service.gov.uk/company/05411224/filing-history

Please note that FEL is not required to file its financial statement package with Companies House in the UK until September 30 following the end of its fiscal year which is December 31. Accordingly, the FEL financial statement package for 2022 is not expected to be available until Q3 of 2023.

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Risk factors specific to FEL

The Company is exposed to certain risk factors which are specific to its investment in FEL.  These include the following:

•	On October 16, 2020, FEL received notice from the DOE that the FM imposed on SC 72 on December 15, 2014 was lifted with immediate effect and that FEL was to resume exploration activities on SC 72. Under the current work program commitments, FEL has 20 months from the date of lifting of the FM to drill two commitment wells. The total cost of drilling these wells depends on a number of factors, the Company’s management estimates the total work to be between US$70 million and US$100 million. It is important to note that, to date, there has been no announcement of any agreement between FEL and CNOOC in relation to the implementation of the MOU involving SC 72. The risk therefore exists that should FEL not be able to meet its commitments to the DOE, it may have to surrender its rights to SC 72 or pay a penalty equivalent to the minimum financial commitment of the current sub-phase.

On April 6, 2022, FEL as operator under SC 72, received a directive from the DOE to put on hold all exploration activities for SC 72 until such time that the Security, Justice and Peace Coordinating Cluster (“SJPCC”) has issued the necessary clearance to proceed. On April 11, 2022, as a result of not receiving the necessary clearance, force majeure was once again declared on SC 72.

In June 2022, media outlets reported that the MOU between China and the Philippines had been terminated although media outlets also reported that discussions would continue on joint exploration of SC 72.

On October 11, 2022, the DOE granted FGL the following: (i) the Declaration of Force Majeure for SC 72 from April 6, 2022 until such time as the same is lifted by the DOE, (ii) the inclusion of total expenses incurred as a result of the DOE directive to suspend activities as part of the approved recoverable costs, subject to DOE audit, and (iii) in addition to the period in item (i) above, FGL will be entitled to an extension of the exploration period under SC 72 corresponding to the number of days that the contractors actually spent in preparation for the activities that were suspended by the DOE’s suspension order on April 6, 2022.

•	FEL’s cash inflows is heavily dependent on the Galoc Field production, which continued to operate beyond the original cessation date of September 24, 2020, following an agreement the operator GPC signed with ROI, the owner of the FPSO Rubicon Intrepid. The viability of continued production depends on the consistent output of the producing wells as well as the price of oil.

•	FEL’s operations do not generate sufficient cash to fund new exploration work in Galoc and its other blocks; therefore, in the event FEL issued new capital to fund these costs, the Company’s interest in FEL may be diluted.

•	FEL is a closely held private company and there is a limited population of potential buyers for FEC’s relatively small interest in FEL.

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•	FEL’s interest in its main asset SC 72 could be diluted depending on the agreement reached, if any, with potential farmin partners in the future.

•	Further exploration work has to be completed on SC 72 and SC 40 to confirm the value of the resources within these properties.

•	In March 2017, FEL, through a subsidiary, entered into an unsecured loan agreement with PXP that provides for a loan facility of up to US$6 million. The loan facility had an initial term of three years and bears interest at LIBOR plus 3.5% per annum but was extended to April 16, 2020. On April 14, 2020, FEL completed a fund raising of $2,500,000 which was achieved by FEL issuing new shares at a price of US$0.30 each. This resulted in all accrued interest being paid in full and the amount of the loan principal outstanding being reduced to $5,091,204. The term of this loan was extended to December 31, 2021, with interest at LiBOR plus 3.5% payable quarterly. On August 7, 2020, FEC purchased $346,202 (6.8%) of the loan principal plus accrued interest of $939.

On November 10, 2021, the Company sold the FEL loan to PXP at face value plus accrued interest. The proceeds of the sale were used to fund FEC’s $224,400 share of FEL’s pre-drilling costs for two exploratory wells on SC 72 and for working capital.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620. The advance to FEL was via non-interest bearing loans. In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”). The PXP loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) December 31, 2023, or b) any equity issuance by FEC, or c) any sale of FEL shares by FEC, or d) any third party borrowing by FEC. During the period ended December 31, 2022, PXP advanced an additional $80,000 to the Company for working capital under the same terms and conditions as the PXP Loan. As at December 31, 2022 the outstanding PXP Loan balance was $289,262 which included accrued interest of $10,642. Total interest expense amounted to $10,642 and $Nil for the period ended September 30, 2022 and 2021, respectively.

There has been no determination to date on the repayment or renewal of the $5,091,204 term loan. In the event that this loan facility will be not be renewed, FEL may issue new shares to settle the amounts outstanding. Terms of the loan agreement do not include a provision for PXP to convert any unpaid amount into new shares of FEL and FEC does not have the funds to purchase 6.8 percent of the outstanding loan should a conversion to shares of FEL take place.

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Selected Annual Financial Information Of The Company

Selected Financial Data

	Year Ended 12/31/22	Year Ended 12/31/21	Year Ended 12/31/20
Revenue	$-	$-	$-
Net (loss) income	$(193,182)	$(168,208)	$(187,052)
Basic and Diluted Income (Loss) per share	$(0.00)/(0.00)	$(0.00)/(0.00)	$(0.00)/(0.00)
Dividends per share	$0.00	$0.00	$0.00
Weighted Avg. Shares O/S (’000)	861,082,371	861,082,371	598,068,920
Working Capital (Deficit)	$140,053	$333,235	$501,443
Long-Term Debt	$-	$-	$-
Shareholders’ Equity	$1,975,164	$2,168,346	$2,336,554
Total Assets	$2,279,788	$2,181,665	$2,379,286

Results of Operations

The accounts show a loss for the year ended December 31, 2022 of $193,182, or $0.00 per share, versus a loss of $168,208 for the same period in 2021.

The higher net loss was mainly due to interest income in 2021 of $10,953 versus interest expense in 2022 of $10,642.

General and administration expense were $182,578 for the twelve months ended December 31, 2022, versus $ 179,161 for the same period in 2021. Higher professional fees and higher foreign exchange expense mainly accounted for the difference offset by a reduction in consulting fees.  Consulting fees for the year ended December 31, 2022 were $103,671 versus $111,693 for the same period in the previous year.  The difference was due to cost cutting measures which will continue through 2023.  Professional fees were $31,080 for the twelve month period ended December 31, 2022 versus $24,320 for the same period in the previous year.  The difference was for a review of strategic options available to the Company going forward.  Office and miscellaneous costs were $23,861 for the twelve month period ended December 31, 2022 versus $24,028 for the same period in the previous year.  The difference was not material.  Listing and filing fees were $15,549 for the twelve month period ended December 31, 2022 versus $16,041 for the same period in the previous year.   For the twelve month period ended December 31, 2022, foreign exchange loss was $4,712 versus a gain of $(892) for the same period in the previous year.  The average foreign exchange rate in 2021 was 1.2535 versus 1.3013 in 2022.

Balance Sheet

The Company’s current assets were $444,677 at December 31, 2022, versus $346,554 for the year ended December 31, 2021. The difference is mainly a result of the lower cash balance, higher loan receivable and higher prepaid expenses as certain prepaid expenses have expired but were renewed during the year.  The Company’s assets reflect the investment in FEL on a fair value basis. The fair value of the investment in FEL is stated at $1,835,111 or $0.30 per share.

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The investment in FEL represents an investment in a private company for which there is no active market and for which there are no publicly available quoted market prices.  The Company has classified its investment in FEL as Level 2 in the fair value hierarchy.

For purposes of determining fair value of the investment in FEL, the Company considered valuation techniques described in IFRS 13 – Fair Value Measurement. In respect of the investment in FEL, management considered the fair value of $1,835,111 to be indicative of the fair value of the investment in FEL.  The determination of fair value was based upon the most recent third party financing that took place while SC 72 was under FM.

There were no transfers between level 3 and the other levels in the hierarchy during 2022 or 2021.

Summary of Quarterly Results

Selected Financial Data

(in ‘000, except EPS)

	4th Qtr 22	3rd Qtr 22	2nd Qtr 22	1st Qtr 22	4th Qtr 21	3rd Qtr 21	2nd Qtr 21	1st Qtr 21
(Loss)	(50)	(44)	(54)	(45)	(47)	(39)	(42)	(40)
Basic and Diluted Loss per share	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Liquidity

The Company’s working capital at December 31, 2022, was $140,053 versus $333,235 at December 31, 2021, and shareholders’ equity was $1,975,164 at December 31, 2022 (December 31, 2021: $2,168,346).  The change was due to the increase in the deficit from operations as described above.

Management considers that the current economic environment is difficult and the outlook for oil and gas exploration companies presents significant challenges in terms of raising funds through issuance of shares.  Previously, to the extent necessary, the Company disposed of quantities of its shareholdings in FEL to PXP under terms that are consistent with the best interests of all shareholders, in order to finance its operations.  More recently the Company has issued new shares under a rights offering scheme to raise new capital to fund its operations.

Management currently believes that it is in the best interest of all shareholders that management explores the issuance of new shares or debt to fund its future operations.

The Company is not required to directly contribute capital to any of the projects in which it has an indirect or direct interest.

Cash used in operating activities for the twelve month period ended December 31, 2022 was $180,930 versus $191,796 for the same period in 2021 mainly as a result of the differences described above.

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Cash provided by financing activity was $278,620 for the twelve months ended December 31, 2022 versus $Nil for the same period in the previous year due to a loan from PXP advanced during the twelve months ended December 31, 2022.

Cash used in investing activity was $198,620 for the twelve month period ended December 31, 2022 versus cash provided by investing activity of $124,557 for the twelve month period ended December 31, 2021.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620.  The advance to FEL was via non-interest bearing loans.  In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”).  The PXP Loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) December 31, 2023 or b) any equity issuance by FEC or c) any sale of FEL shares by FEC or d) any third party borrowing by FEC.  During the year ended December 31, 2022, PXP advanced an additional $80,000 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at December 31, 2022 the outstanding PXP Loan balance was $289,262 which included accrued interest of $10,642.  Total interest expense amounted to $10,642 and $Nil for the period ended December 31, 2022 and 2021, respectively.

Fourth Quarter

During the second quarter, there were no significant events.  The Company incurred only basic operating costs.  The Company does not experience seasonal fluctuations in its business and there were no dispositions of any business segments.

Capital Resources

Since the Company has no revenue, the Company will need to continue to raise funds through either debt, equity, or the sale of assets in order to continue its operations or participate in other projects.  The Company currently has no plans to sell any more of its FEL shares and will be reliant on debt or equity issuances for future funding requirements.

Since the delisting of FEL from the London Stock Exchange, there is no liquidity via a public market for the FEL shares.  As the Company is wholly reliant on the information disclosed by PXP concerning the business of FEL, the Company may not be able to obtain information necessary to facilitate a wider sales process and may be reliant on significant shareholders of PXP for the disposition of any of its FEL shares.  Management has looked at all options including raising funds to operate and participate in future FEL financings by way of debt or equity financings.  Given the current share price of the Company, and given that any external financings may have been extremely dilutive, the Company completed a rights offering to raise funds to sustain operations.   The Company closed the rights offering on July 31, 2020, and raised approximately $846,750.

On January 22, 2020, the Company received $150,000 from its parent company, PXP, as a working capital advance. The advance was non-interest bearing, unsecured and due on demand.  The loan was repaid on July 31, 2020.

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On April 14, 2020, FEL completed a fund raising of $2,500,000 which was achieved by FEL issuing new shares at a price of US$0.30 each.

In advance of FEC’s Rights Offering, PXP paid FEC’s share of FEL’s financing thus allowing FEC to maintain its 6.8% interest in FEL at a cost of approximately $170,111.  On July 31, 2020, the Company settled this amount by issuing 75,065,066 shares to PXP at a price of $0.00225.

On August 7, 2020, the Company increased its investment in FEL by purchasing 6.8% of the loan currently due by FEL to PXP amounting to $346,202 plus accrued interest of $939. This loan was unsecured, due on December 31, 2021, and bore interest at an annual rate of LIBOR plus 3.5% which is payable on a quarterly basis.

On November 10, 2021, the Company sold the FEL loan it owns to PXP at face value plus accrued interest.  The proceeds from the sale were used to fund FEC’s $224,400 share of FEL’s pre-drilling costs for two exploratory wells on SC 72.  The balance of the funds were used for working capital.

There has been no determination to date on the repayment or renewal of the term loan.  In the event that this loan facility will be not be renewed, FEL may issue new shares to settle the amounts outstanding. Terms of the loan agreement do not include a provision for PXP to convert any unpaid amount into new shares of FEL and FEC does not have the funds to purchase 6.8 percent of the outstanding loan should a conversion to shares of FEL take place.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620.  The advance to FEL was via non-interest bearing loans.  In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”).  The PXP Loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) December 31, 2023 or b) any equity issuance by FEC or c) any sale of FEL shares by FEC or d) any third party borrowing by FEC.  During the year ended December 31, 2022, PXP advanced an additional $80,000 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at December 31, 2022 the outstanding PXP Loan balance was $289,262 which included accrued interest of $10,642.  Total interest expense amounted to $10,642 and $Nil for the period ended December 31, 2022 and 2021, respectively.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements in existence as of this date.

Transactions with Related Parties

On August 7, 2020, the Company purchased 6.8% of the loan currently due by FEL to PXP amounting to $346,202 plus accrued interest of $939. This loan was unsecured, due on December 31, 2021, and bore interest at an annual rate of LIBOR plus 3.5% which is payable on a quarterly basis.  On November 10, 2021, the Company sold the FEL loan to PXP at face value plus accrued interest.  The proceeds of the sale were used to fund FEC’s $224,400 share of FEL’s pre-drilling costs for two exploratory wells on SC 72 and for working capital.  On March 10, 2022, the Company advanced an additional $198,620  for a total advance of $423,020.  The advances made to FEL are due on demand and non-interest bearing.

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During the year ended December 31, 2022, general and administrative expenses included key management personnel compensation totaling $48,000 (2021: $48,000; 2020: 66,000).

During the year ended December 31, 2021, PXP repaid $6,518 advanced by the Company for PXP filing fees related to the Right Offering.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620.  The advance to FEL was via non-interest bearing loans.  In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”).  The PXP loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) December 31, 2023 or b) any equity issuance by FEC or c) any sale of FEL shares by FEC or d) any third party borrowing by FEC.  The Company also received an additional $80,000 for working capital from PXP during the year ended December 31, 2022 under the same terms and conditions as the PXP Loan.  As at December 31, 2022, the outstanding PXP Loan balance was $289,262 which included accrued interest of $10,642.  Total interest expense amounted to $10,642 for the period ended December 31, 2022 (2021 – Nil; 2020 – Nil).

Critical Accounting Estimates and Judgments

The Company makes estimates and assumptions about the future that affect the reported amounts of assets and liabilities. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions.

The effect of a change in an accounting estimate is recognized prospectively by including it in comprehensive income/loss in the period of the change, if the change affects that period only, or in the period of the change and future periods, if the change affects both.

The determination of the fair value of the Company’s investment in FEL is a significant accounting estimate.

Standards, Amendments and Interpretations Not Yet Effective

The Company has prepared its financial statements in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). IFRS represents standards and interpretations approved by the IASB and are comprised of IFRS, International Accounting Standards (“IAS’s”), and interpretations issued by the IFRS Interpretations Committee (“IFRIC’s”) and the former Standing Interpretations Committee (“SIC’s”). The financial statements have been prepared in accordance with IFRS standards and interpretations effective as of December 31, 2022.

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New IFRS standards and interpretations or changes to existing standards with future effective dates are either not applicable or not expected to have a significant impact on the financial statements of the Company.

Financial Instruments and Risk Management

The Company is exposed through its operations to the following financial risks:

-	Market Risk
-	Credit Risk
-	Liquidity Risk

In common with all other businesses, the Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout this management discussion and analysis.

There have been no substantive changes in the Company’s exposure to financial instrument risks, its objectives, polices and processes for managing those risks or the methods used to measure them from previous years unless otherwise stated in the note below.

General Objectives, Policies and Procedures

The Board of Directors has overall responsibility for the determination of the Company’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating processes that ensure the effective implementation of the objectives and policies to the Company’s finance function. The Board of Directors receive quarterly reports from the Company’s Chief Financial Officer through which it reviews the effectiveness of the processes put in place and the appropriateness of the objectives and policies it sets.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Company’s competitiveness and flexibility.Further details regarding these policies are set out below.

a)	Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market pricesare comprised of foreign currency risk, interest rate risk and equity and commodity price risk.

Foreign currency exchange risk

The Company is exposed to foreign currency fluctuations for general and administrative transactions denominated in Canadian Dollars.  The majority of the Company’s cash is kept in U.S. dollars.  As at December 31, 2022, the Company had an insignificant amount of cash denominated in Canadian dollars that was subject to exchange rate fluctuations between the Canadian dollar and the U.S. dollar.  As at December 31, 2022, the Company held financial liabilities of $362 that are denominated in Canadian dollars that would be subject to exchange rate fluctuations between Canadian dollars and U.S. dollars.

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b)	Credit risk

The Company maintains cash deposits in one chartered Canadian bank which, from time to time, exceed the amount of depositors insurance available in each respective account. Management assesses the financial condition of this bank and believes that the possibility of any credit loss is minimal. The maximum exposure of credit risk is the Company’s cash deposit of $13,068 (December 31, 2021: $113,998)and due from FEL $423,020 (December 31, 2021: $224,400).

c)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due. The Company does not generate cash from operations but rather, the Company will, from time to time, issue shares via equity placements, borrow funds from an affiliated company or undertake to sell a portion of its investment in the shares of FEL should it be necessary to raise funds.

At this time, the Company has no new business plans and if it continues to act as a holding company of FEL shares, there is a risk it will receive no return from that investment unless alternate sources of funding are found.

The Company manages liquidity by maintaining cash balances available to meet its anticipated operational needs. Liquidity requirements are managed based on expected cash flow to ensure that there is adequate capital to meet short-term and long-term obligations. The Company has in place a planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its growth plans. At December 31, 2022, the Company’s accounts payable and accrued liabilities were $15,362, all of which fall due for payment within twelve months of the date of the statement of financial position. As at December 31, 2022, the Company was owed $423,020 principal from FEL for a non-interest bearing loan for pre-drilling costs. As at December 31, 2022, the Company owed PXP for a loan which bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) December 31, 2023, or b) any equity issuance by FEC, or c) any sale of FEL shares by FEC, or d) any third party borrowing by FEC. During the year ended December 31, 2022, PXP advanced an additional $80,000 to the Company for working capital under the same terms and conditions as the PXP Loan. As at December 31, 2022, the outstanding PXP Loan balance was $289,262 which included accrued interest of $10,642. Total interest expense amounted to $10,642 and $Nil for the period ended December 31, 2022 and 2021, respectively.

There has been no determination to date on the repayment or renewal of the term loan. In the event that this loan facility will be not be renewed, FEL may issue new shares to settle the amounts outstanding. Terms of the loan agreement do not include a provision for PXP to convert any unpaid amount into new shares of FEL and FEC does not have the funds to purchase 6.8 percent of the outstanding loan should a conversion to shares of FEL take place.

The carrying values of accounts payable and accrued liabilities and short term loans approximate their fair values due to the relatively short periods to maturity of the instruments.

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d)	Dilution risk

As discussed elsewhere in this MD&A, there is a risk of continued dilution of the Company’s interest in FEL should it either need to sell shares of FEL to raise operating funds, or not participate in any future share issuance financings undertaken by FEL. Currently there are no plans to sell any of the Company’s FEL shares to fund operations. There is a risk that shareholders may be diluted should the Company need to raise additional operating funds through debt or equity financings.

On April 14, 2020, FEL completed a fund raising of US$2,500,000 which was achieved by FEL issuing new shares at a price of US$0.30 each.

PXP paid FEC’s share of FEL’s financing thus allowing FEC to maintain its 6.8% interest in FEL at a cost of approximately $170,111.  This amount was settled by the issuance of 75,605,066 shares of the Company on July 31, 2020, in conjunction with the closing of FEC’s Rights Offering.

On August 7, 2020, the Company increased its investment in FEL by purchasing 6.8% of the loan currently due by FEL to PXP amounting to $346,202 plus accrued interest of $939. This loan was unsecured, due on December 31, 2021, and bore interest at an annual rate of LIBOR plus 3.5% which was payable on a quarterly basis.

On November 10, 2021, the Company sold the FEL loan it owns to PXP Energy Corporation, at face value plus accrued interest.  The proceeds from the sale were used to fund FEC’s $224,400 share of FEL’s initial pre-drilling costs for two exploratory wells on Service Contract 72.  The balance of the funds is being used for working capital.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620.  The advance to FEL was via non-interest bearing loans.  In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”).  The PXP Loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) December 31, 2023 or b) any equity issuance by FEC or c) any sale of FEL shares by FEC or d) any third party borrowing by FEC. During the year ended December 31, 2022, PXP advanced an additional $80,000 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at December 31, 2022, the outstanding PXP Loan balance was $289,262 which included accrued interest of $10,642.  Total interest expense amounted to $10,642 and $Nil for the period ended December 31, 2022 and 2021, respectively.

There has been no determination to date on the repayment or renewal of the term loan.  In the event that this loan facility will be not be renewed, FEL may issue new shares to settle the amounts outstanding. Terms of the loan agreement do not include a provision for PXP to convert any unpaid amount into new shares of FEL and FEC does not have the funds to purchase 6.8 percent of the outstanding loan should a conversion to shares of FEL take place.

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Other Risk Factors

As a holding company with an interest in FEL, the Company’s business is indirectly subject to risks inherent in oil and gas exploration and development operations.  In addition, there are risks associated with FEL’s stage of operations and the foreign jurisdiction in which it or FEL may operate or invest.  The Company has identified certain risks pertinent to its investment including: exploration and reserve risks, uncertainty of reserve estimates, ability to exploit successful discoveries, drilling and operating risks, title to properties, costs and availability of materials and services, capital markets and the requirement for additional capital, market perception, loss of or changes to production sharing, joint venture or related agreements, economic and sovereign risks, possibility of less developed legal systems, corporate and regulatory formalities, environmental regulation, reliance on strategic relationships, market risk, competition, dependence on key personnel, volatility of future oil and gas prices and foreign currency risk.

Since the delisting of FEL from the London Stock Exchange, there is no liquidity via a public market for the FEL shares.  As the Company is wholly reliant on the information disclosed by PXP concerning the business of FEL, the Company may not be able to obtain information necessary to facilitate a wider sales process and may be reliant on significant shareholders of PXP for the disposition of any of its FEL shares.  Management has looked at all options including raising funds to operate and participate in future FEL financings by way of debt or equity financings.  Given the current share price of the Company, and given that any external financings may have been extremely dilutive, the Company completed a Rights Offering to raise funds to sustain operations.  The Company closed the rights offering on July 31, 2020, and raised approximately $846,750.  In addition, on July 31, 2020, the Company settled a rights offering advance from PXP in the amount of approximately $170,111 by issuing PXP 75,605,066 shares at a price of $0.00225.

On April 6, 2022, FEL as operator under SC 72, received a directive from the DOE to put on hold all exploration activities for SC 72 until such time that the Security, Justice and Peace Coordinating Cluster (“SJPCC”) has issued the necessary clearance to proceed.  On April 11, 2022, as a result of not receiving the necessary clearance, force majeure was once again declared on SC 72 casting substantial doubt on the future of SC 72 and the Company’s 6.8 percent interest in FEL.

In June 2022, media outlets reported that the MOU between China and the Philippines on joint exploration of the West Philippine Sea had been terminated although also reporting that both sides were going to continue with discussions on joint exploration.

On October 11, 2022, the DOE granted FGL the following: (i) the Declaration of Force Majeure for SC 72 from April 6, 2022 until such time as the same is lifted by the DOE, (ii) the inclusion of total expenses incurred as a result of the DOE directive to suspend activities as part of the approved recoverable costs, subject to DOE audit, and (iii) in addition to the period in item (i) above, FGL will be entitled to an extension of the exploration period under SC 72 corresponding to the number of days that the contractors actually spent in preparation for the activities that were suspended by the DOE’s suspension order on April 6, 2022.

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Capital Management

The Company’s objectives when managing capital are to safeguard its ability to continue as a going concern, to provide an adequate return to shareholders.

The capital of the Company consists of the items included in shareholders’ equity and cash net of debt obligations.  As at December 31, 2022, the Company was owed a total of $423,020 for a loan to FEL. The Company’s Board of Directors approves management’s annual capital expenditures plans and reviews and approves any material debt borrowing plans proposed by the Company’s management.

During the twelve months ended December 31, 2022, in order to fund an additional cash call for pre-drilling costs on SC 72, the Company accepted a loan from PXP which bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) December 31, 2023, or b) any equity issuance by FEC, or c) any sale of FEL shares by FEC, or d) any third party borrowing by FEC.  During the year ended December 31, 2022, PXP advanced an additional $80,000 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at December 31, 2022, the outstanding PXP Loan balance was $289,262 which included accrued interest of $10,642.  Total interest expense amounted to $10,642 and $Nil for the period ended December 31, 2022 and 2021, respectively.

As at December 31, 2022, the Company had no externally imposed capital requirements nor was there any changes in the Company’s approach to capital management during the year.

General and administration

The following tables show the detailed breakdown of the components of general and administration expenditures.

	December 31, 2022	December 31, 2021	December 31, 2020
Professional fees	$31,080	$24,320	$22,388
Bank charges	3,705	3,971	3,922
Listing and filing fees	15,549	16,041	18,370
Office and miscellaneous	23,861	24,028	34,139
Consulting	103,671	111,693	128,320
Depreciation	-	-	205
Foreign exchange	4,712	(892)	4,333
	$182,578	$179,161	$211,677

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Other MD&A Requirements

Disclosure of Outstanding Share Data

As At December  31, 2022

(a)	Authorized and issued share capital:

Class	Par Value	Authorized	Number Issued and Outstanding as at December 31, 2022	Number Issued and Outstanding as at December 31, 2021
Common Shares	NPV	Unlimited	861,082,371	861,082,371
Preferred Shares (convertible redeemable voting)	NPV	Unlimited	None	None

(b)	Summary of Options and Warrants outstanding as at December 31, 2022.

There were no options outstanding as at December 31, 2022.  There were no warrants outstanding as at December 31, 2022.

Additional information on the Company is available at www.sedar.com.

Outlook

The 2022 WP&B for SC72 was approved by the DOE on February 17, 2022. It consisted mainly of drilling of Sampaguita 4 and Sampaguita 5 wells starting 2Q 2022, post well analysis, and general and administrative expenses.

On April 6, 2022, FEL as operator under SC 72, received a directive from the DOE to put on hold all exploration activities for SC 72 until such time that the Security, Justice and Peace Coordinating Cluster (“SJPCC”) has issued the necessary clearance to proceed.  On April 11, 2022, as a result of not receiving the necessary clearance, force majeure was once again declared on SC 72.

In a disclosure to the Philippine Stock Exchange PXP stated “Each of PXP and Forum will continue to coordinate with the Government on the resumption of activities in SC 72. Meanwhile, the Group shall continue to pursue exploration work with respect to its other projects in the Philippines, including SC 40 and SC 74.”

FEL anticipates lower revenues from the Galoc Field due to the Galoc-4 shut-in, and normal decline in production of other wells as Galoc approaches its end of life, which the Operator now estimates to occur by the second half of 2025, provided the price of oil stays above $60/bbl.

In June 2022, media outlets reported that the MOU between China and the Philippines on joint exploration of the West Philippine Sea had been terminated although also reporting that both sides were going to continue with discussions on joint exploration.

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On October 11, 2022, the DOE granted FGL the following: (i) the Declaration of Force Majeure for SC 72 from April 6, 2022 until such time as the same is lifted by the DOE, (ii) the inclusion of total expenses incurred as a result of the DOE directive to suspend activities as part of the approved recoverable costs, subject to DOE audit, and (iii) in addition to the period in item (i) above, FGL will be entitled to an extension of the exploration period under SC 72 corresponding to the number of days that the contractors actually spent in preparation for the activities that were suspended by the DOE’s suspension order on April 6, 2022.

The Company has limited cash resources and required additional capital to allow it to continue to trade, maintain its 6.8% interest in FEL, or invest in any new projects.

Looking Forward

This discussion contains "forward looking statements" as per Section 21E of the US Securities and Exchange Act of 1934, as amended.  Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Management is currently reviewing many options and there is no assurance that they will not make decisions other than those now contemplated.  The Company is subject to political risks and operational risks identified in documents filed with the Securities and Exchange Commission, including changing oil prices, unsuccessful drilling results, change of government and political unrest in its main area of operations.

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